Exhibit 99.1

OncoCyte Corporation Initiates Trading on the NYSE MKT

 Company’s Common Stock Listed Under the Symbol “OCX” beginning January 4, 2016

The Company Will Publish an Introductory Investor Webcast January 5, 2016 at 4 p.m. ET

OncoCyte Scheduled to Ring the NYSE Opening Bell on Wednesday, January 6, 2016

ALAMEDA, Calif., Jan. 04, 2016 (GLOBE NEWSWIRE) -- OncoCyte Corporation (NYSE MKT: OCX), a company focused on non-invasive cancer diagnostics, announced that its common stock is now trading on the NYSE MKT under the symbol “OCX.”  The Company will ring the New York Stock Exchange Opening Bell on Wednesday, January 6, 2016 in celebration of it becoming a publicly traded company. A live webcast of the Opening Bell ceremony, will be available at https://livestream.com/NYSE/oncocyte beginning at 9:25 a.m. ET.

“OncoCyte is positioned to capitalize on liquid biopsy molecular diagnostics evolving to become the standard of care for a wide variety of diseases and conditions,” commented William Annett, Chief Executive Officer of OncoCyte.  “Becoming a publicly traded company is a key milestone in our development.  We will continue to leverage the team’s diagnostics, commercial and public company expertise to achieve significant milestones in 2016 with the goal of maximizing shareholder value. These milestones will include preparation for the commercial launch of our first product, which subject to the successful completion of our R&D program will be a confirmatory diagnostic test for lung cancer.”

On December 31, 2015, BioTime, Inc. (NYSE MKT: BTX), distributed approximately 4.75 million shares of OncoCyte common stock to its shareholders in the ratio of one share of OncoCyte common stock for every 20 BioTime common shares owned.  There are now approximately 25.4 million shares outstanding of OncoCyte, of which BioTime owns 58.55%.

OncoCyte’s management team will publish a webcast presentation reviewing the Company’s strategies and opportunities on Tuesday, January 5th at 4 p.m. ET.  To access the webcast go the “Events & Presentations” section located in the Company’s website on the Investors page at http://investors.oncocyte.com/events-and-presentations or to http://wsw.com/webcast/cc/oncocyte/

A replay of the event can be accessed on the website and will remain available for a year.

About OncoCyte Corporation

OncoCyte is primarily focused on the development of novel, non-invasive blood and urine  (“liquid biopsy”) diagnostic tests for the early detection of cancer to improve health outcomes through early diagnoses, to reduce the cost of care through the avoidance of more costly diagnostic procedures, including invasive biopsy and cystoscopic procedures, and to improve the quality of life for cancer patients.

While current biopsy tests use invasive surgical procedures to provide tissue samples in order to determine if a tumor is benign or malignant, OncoCyte is developing a next generation of diagnostic tests that will be liquid biopsies using blood or urine samples. OncoCyte’s initial liquid biopsy tests under development are intended to be confirmatory diagnostics for detecting lung, bladder and breast cancer. OncoCyte’s diagnostic tests are being developed using proprietary sets of genetic and protein markers broadly expressed in numerous types of cancer.

For more information about OncoCyte, please visit www.OncoCyte.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for OncoCyte, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of OncoCyte, particularly those mentioned in the cautionary statements found in OncoCyte’s Securities and Exchange Commission filings. OncoCyte disclaims any intent or obligation to update these forward-looking statements.

Contact:
EVC Group, Inc.
Michael Polyviou/Chris Dailey
646-445-4800
mpolyviou@evcgroup.com /cdailey@evcgroup.com